UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 4, 2006
Ameritrade Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-49992 (Commission File Number)	82-0543156 (I.R.S. Employer Identification Number)

4211 South 102nd Street Omaha, Nebraska	68127
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (402) 331-7856
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Pursuant to the Stockholders Agreement dated June 22, 2005, by and among Ameritrade Holding Corporation (“Ameritrade” or the “Company”), The Toronto Dominion Bank (“TD”) and certain other parties (the “Stockholders Agreement”), entered into in connection with the Company’s proposed acquisition of TD Waterhouse Group, Inc. (the “TD Waterhouse Transaction”), following the closing of the TD Waterhouse Transaction, the Board of Directors of the Company will consist of twelve members, one of whom will be the chief executive officer of the Company and three of whom will be outside independent directors.
Item 5.02(b)
On January 4, 2006, Michael J. Bingle and Mark L. Mitchell resigned from the Board of Directors of Ameritrade, effective upon and contingent on the closing of the TD Waterhouse Transaction. Pursuant to the terms of the Stockholders Agreement, following the closing of the TD Waterhouse Transaction, Glenn H. Hutchins, Michael D. Fleischer and Dan W. Cook III will remain on the Company’s Board of Directors as the outside independent directors.
Item 5.02(d)
On January 4, 2006, the Board of Directors of Ameritrade appointed Joseph H. Moglia, Ameritrade’s Chief Executive Officer, to the Board of Directors as a Class I director, effective upon and contingent on the closing of the TD Waterhouse Transaction. The Board of Directors of Ameritrade has not yet determined if Mr. Moglia will be appointed to any committees of the Board of Directors. In fiscal year 2005, in connection with his employment as Chief Executive Officer of Ameritrade, Mr. Moglia earned an aggregate of approximately $1.57 million in bonus and other compensation in addition to his annual base salary of $600,000.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERITRADE HOLDING CORPORATION
Date: January 10, 2006	By:	/s/ John R. MacDonald
		Name:	John R. MacDonald
		Title:	Executive Vice President, Chief Financial Officer and Chief Administrative Officer